EXHIBIT 4.1


                          CERTIFICATE OF DESIGNATION

                                      OF

                  SERIES 2002-G CONVERTIBLE PREFERRED STOCK

                                      OF

                       UNIVIEW TECHNOLOGIES CORPORATION
                          _________________________

                       Pursuant to Article 2.13 of the
                        Texas Business Corporation Act
                          _________________________

      1. Designation, Amount, Par Value, Liquidation Value and Rank. The series of preferred stock shall be designated as Convertible Preferred Stock, Series 2002-G ("Preferred Stock"), and the number of shares so designated shall be 240 (which shall not be subject to increase without the consent of each of the Holders of the Preferred Stock ("Holders")). Each share of Preferred Stock, $1.00 par value per share, shall have a liquidation value of $25,000 per share (the "Liquidation Value").

           The Preferred Stock shall rank senior to all other classes of equity securities of the Company as to dividends, distributions or other payments upon liquidation, dissolution or winding up. No class of equity securities of the Company shall be senior to the Preferred Stock as to dividends, distributions or other payments upon liquidation, dissolution or winding up.

      2.   Dividends.

      (a) Holders of Preferred Stock shall be entitled to receive no dividends on the Preferred Stock. (b) So long as any Preferred Stock shall remain outstanding or unconverted, except pursuant to existing agreements of the Company on the date hereof, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described herein) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

      3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation or otherwise senior to the Preferred Stock, except for any series of Preferred Stock issued and sold in accordance with the Purchase Agreement, (d) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Preferred Stock or (f) enter into any agreement with respect to the foregoing.

      4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Liquidation Value before any distribution or payment shall be made to the Holders of any Junior Securities. If the assets of the Company shall be insufficient to pay in full all amounts due to the Holders, then the entire assets to be distributed to the Holders and the Holders of all securities ranking pari passu to the Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance, lease, transfer or disposition of all or substantially all of the assets of the Company or the consummation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Sections 7 and 8 hereof. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

      5.   Mechanics of Conversion.

           (a)  Holder's Delivery Requirements.  Subject to the provisions of
 Section 5(e), each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined in Section 11) at the option of the Holder in whole or in part at any time after the Original Issue Date. The Holders shall effect conversions by surrendering to the Company, during usual business hours of the Company's office, a copy of the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"), accompanied, if required pursuant to this Section 5(a), by the certificate or certificates representing the shares of Preferred Stock to be converted. Each Conversion Notice shall specify the Holder, the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 12. Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable. Upon conversion of shares of Preferred Stock in accordance with the terms hereof, the Holder shall not be required to physically surrender its certificate of Preferred Stock to the Company unless the entire amount of shares of Preferred Stock is so converted. The Holder and the Company shall maintain records showing the number of shares of Preferred Stock converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the Preferred Stock certificate(s) upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of shares of a Preferred Stock certificate is converted, the Holder may not transfer the Preferred Stock certificate unless the Holder first physically surrenders the certificate to the Company, whereupon the Company shall promptly issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the
 Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing the number of remaining unconverted shares of
 Preferred Stock. The Holder and any assignee, by acceptance of the Preferred Stock, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of a Preferred Stock certificate, the unpaid and unconverted shares of such Preferred Stock certificate may be less than the amount stated on the face thereof. Shares of Preferred Stock converted into Common Stock shall be cancelled and shall have the status of authorized but unissued shares of undesignated stock.

           (b) Company's Response. Not later than two (2) Trading Days after any Conversion Date, the Company will cause to be delivered to the Holder
 (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.l(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (ii) one or more certificates representing the number of shares of Preferred Stock not converted (if required). Upon request of the Holder, in lieu of physical delivery of the shares of Preferred Stock, provided the Company's transfer agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder and in compliance with the provisions hereof, the Company shall use its best efforts to cause its transfer agent to electronically transmit any certificate or certificates required to be delivered to the Holder under this Section 5 by crediting the account of the Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to the electronic transmittals described herein. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the second Trading Day after the Conversion Date, the Holder shall be entitled at any time on or before its receipt of such certificate or certificates thereafter to rescind such conversion by written notice to the Company, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock for which Common Stock was not delivered pursuant to such conversion.

           (c) Liquidated Damages; etc.

                (i) If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section 5 on or prior to the second Trading Day after the Conversion Date (the "Delivery Date"), in addition to all other remedies that such Holder may pursue hereunder or under the Purchase Agreement, the Company shall pay to such Holder in cash, as liquidated damages and not as a penalty, $5,000 per day until such certificates are delivered. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section 5 prior to the 15th day after the Conversion Date the Company shall, at the Holder's option, redeem from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such Holder, as requested by such Holder, in cash. If such Holder opts to redeem any number of shares of Preferred Stock pursuant to this Section 5(c)(i), then the Company shall immediately notify all other Holders of such Holder's election to redeem and, at any other Holders' option, which shall be exercised within two (2) business days thereof, redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such other Holder, as requested by such Holder, which redemption shall be simultaneous with other redemptions referred to above. The redemption price shall be equal to the number of shares of Preferred Stock then held by such Holder multiplied by (1) the average Per Share Market Value for the five Trading Days immediately preceding
      (x) the Conversion Date or (y) the date of payment in full by the Company of such prepayment price, whichever is greater, multiplied by
      (2) the Conversion Ratio calculated on the Conversion Date. If the Holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section 5(c)(i) and the Company fails for any reason to pay the redemption price referenced above within seven days after such notice is deemed delivered pursuant to Section 5(c)(i), the Company will pay interest on the redemption price at a rate of 15% per annum in cash to such Holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                (ii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(c)(i) by the Delivery Date and after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver to the satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving on the Delivery Date upon such conversion (a "Buy-In"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock purchased for a Buy-In exceeds (B) the aggregate Conversion Price for the number of shares of Common Stock in the Buy-In for which such conversion was not timely honored. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate Conversion Price for the number of shares of Common Stock in the Buy-In, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

           (d)  Conversion Price.   The conversion  price for  each share  of
 Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be $1.50, subject to adjustment from time to time as provided herein.

           (e) Restriction on Conversion by Either the Holder or the Company. Notwithstanding anything herein to the contrary, in no event shall any Holder or the Company have the right or be required to convert shares of Preferred Stock if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates would exceed 4.99% of the outstanding shares of the Common Stock following such exercise. For purposes of this Section 5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

           (f) Nasdaq Limitation. If on any date: (a) the Common Stock is listed for trading on Nasdaq (or any other Subsequent Market), (b) the number of shares of Common Stock to be issued upon the conversion of the Preferred Stock, combined with all other issuances of Common Stock which, under the requirements of Nasdaq (or any other Subsequent Market), are required to be aggregated with such issuance for determining the need for stockholder approval ("Stockholder Approval") for the listing of the shares to be issued on Nasdaq (or any other Subsequent Market), would equal or exceed 19.9% of the total number of shares of the Common Stock outstanding immediately prior to the Original Issuance Date (the "Issuable Maximum") and
 (c) the issuance of shares of Common Stock in excess of the Issuable Maximum has not been approved by the stockholders of the Company in accordance with the applicable rules and regulations of Nasdaq (or any other Subsequent Market) then, to the extent that the conversion of the Preferred Stock would result in the issuance of shares of Common Stock in excess of a Holder's pro rata allocation of the Issuable Maximum (the "Excess Amount"), the Company shall use its reasonable best efforts to obtain the Stockholder Approval applicable to such issuance as soon as possible, but in any event not later than the 75th day after such request (the "Approval Date") unless the Company has previously used its reasonable best efforts to, but has failed to, obtain such approval; provided, however, that such Stockholder Approval will satisfy the applicable rules and regulations of Nasdaq (or other Subsequent Market). If such Stockholder Approval is not obtained by the Approval Date, then the Company shall be required, within seventy-five (75) days of the Approval Date, to redeem, from funds legally available therefor at the time of such redemption, in cash, shares of Preferred Stock from each Holder in an amount equal to the Excess Amount, at a price per share equal to the Liquidation Value, together with any declared but unpaid dividends and all liquidated damages and other amounts due in respect thereof up to the date of such redemption; provided, however, that in the event that the Company is unable to effect such redemption because of applicable law, then the Company shall pay to each Holder an amount in cash equal to the greater of: (x)(i) the Average Per Share Market Value on the date that the Conversion Notice is received by the Company multiplied by (ii) the number of shares of Common Stock equal to the Excess Amount or (y) the Liquidation Value of the Preferred Stock that would represent the Excess Amount.

      6.   Registration Requirements.

           (a) Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock and free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Stock, not less than 100% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Preferred Stock hereunder (without regard to any limitations on conversion) (the "Reserved Amount"). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and
 validly  authorized,  issued  and  fully  paid,  nonassessable  and   freely
 tradable.

           (b) Registration Delay Payments. Notwithstanding the foregoing, the provisions of Section 2(d) of the Registration Rights Agreement are incorporated herein by reference.

      7. Adjustment of Conversion Price. The provisions of this Section 7 shall take effect only after the Company has either (A) raised $3 million in equity financing or (B) issued common shares (or equity securities exchangeable or convertible into common shares, such as convertible preferred stock, convertible debentures, warrants, options, and like instruments) aggregating 4 million shares in such transactions, after the date of this Certificate of Designation, and the Company shall not be required to obtain the specific prior consent of the Purchaser for such transactions, unless otherwise required by the Transaction Documents, as defined in the Securities Purchase Agreement. Subject to the foregoing, in addition to any adjustment to the Conversion Price provided elsewhere in this Certificate of Designation, the Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

           (a) Common Stock Dividends; Common Stock Splits; Reverse Stock Splits. If the Company, at any time while the Preferred Stock is outstanding, (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares,
 (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this paragraph 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

           (b) Rights; Warrants. If the Company, at any time while the Preferred Stock is outstanding, shall issue rights or warrants to all of the holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than one and one-half dollars ($1.50) per share, the Conversion Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants.

           (c) Subscription Rights. If the Company, at any time while the Preferred Stock is outstanding, shall distribute to all of the holders of Common Stock evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in paragraphs 7(a) and (b) above), then in each such case the Conversion Price at which the Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (an "Appraiser") selected in good faith by the Holders of the Preferred Stock; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select in good faith an additional Appraiser meeting the same qualifications, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

           (d) Rounding. All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

           (e) Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to paragraphs 7(a), (b) or (c), the Company shall promptly deliver to the Holders a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

           (f) Redemption Event. In case of (A) any reclassification of the Common Stock, (B) any Change of Control Transaction, (C) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, (D) suspension from listing or delisting of the Common Stock from the Nasdaq or any Subsequent Market on which the Common Stock is listed for a period of one hundred eighty (180) consecutive days, (E) the Company's notice to any Holder, including by way of public announcement, at any time, of its intention, for any reason, not to comply with proper requests for the conversion of any shares of Preferred Stock into shares of Common Stock or (F) a breach by the Company of any representation, warranty, covenant or other term or condition of the Purchase Agreement, the Registration Rights Agreement, this Certificate of Designation or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 2.1(a) of the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten days after the Company knows or reasonably should have known of the existence of such breach (clauses (A) through (F) above are referred to as a "Redemption Event"), in the case of (A), (B) and (C), the Holders shall have the right thereafter to convert the shares of Preferred Stock for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Redemption Event, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the shares of Preferred Stock could have been converted immediately prior to such Redemption Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Stock) would have been entitled; provided, however, that in the case of a transaction specified in
 (B) in which holders of the Company's Common Stock receive cash, the Holders shall have the right to convert the shares of Preferred Stock for such number of shares of the surviving company equal to the amount of cash into which the shares of Preferred Stock are convertible divided by the fair market value of the shares of the surviving company on the effective date of the merger; provided, further, that on and after the date of any Redemption Event, the Holders shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Preferred Stock) at a price per share equal to the product of (i) the Average Per Share Market Value immediately preceding (1) the effective date, the date of the closing, date of occurrence or the date of the announcement, as the case may be, of the Redemption Event triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the effective date, the date of the closing, date of occurrence or the date of the announcement, as the case may be or, at the option of the Holder, on the date of submission of a Redemption Notice. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in Section 9(b). In the case of (A), (B) and (C), the terms of any such Redemption Event shall include such terms so as to continue to give to the Holders the right to receive the securities, cash or property set forth in this Section 7(f) upon any conversion or redemption following such Redemption Event. This provision shall similarly apply to successive Redemption Events.

           (g)  Reclassification, Etc.  If:

           A.   the  Company  shall   declare  a  dividend   (or  any   other
                distribution) on its Common Stock; or

           B.   the  Company  shall  declare  a  special  nonrecurring   cash
                dividend on or a redemption of its Common Stock; or

           C. the Company shall authorize the granting to the holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

           D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

           E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

 then the Company shall cause to be filed at each office or agency maintained for the purpose of the conversion of the Preferred Stock, and shall cause to be mailed to the Holders at the address specified herein, at least 15 calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (b) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Notwithstanding the foregoing, Holders shall be entitled to convert shares of Preferred Stock during the 15-day period commencing the date of such notice to the effective date of the event triggering such notice.

           (h) Adjustment to Conversion Price. In order to prevent dilution of the rights granted under this Certificate of Designation, the Conversion Price will be further subject to adjustment from time to time as provided in this Section 7(h):

                (i)  Adjustment of Conversion Price  upon Issuance of  Common
      Stock. If at any time while the Preferred Stock is outstanding the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in Schedule 2.1(c) of the Purchase Agreement or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another person) for a consideration per share less than $1.50 per share, then immediately after such issue or sale the Conversion Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock of such issuance or sale. For purposes of determining the adjusted Conversion Price under this Section 7(h)(i), the following shall be applicable:

                (A) Issuance of Options. If at any time while the Preferred Stock is outstanding the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in
      Schedule 2.1(c) of  the Purchase Agreement  or shares  of Common  Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person) (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than $1.50 per share, then the Conversion Price shall be reduced to equal the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                (B)  Issuance of  Convertible Securities.    If at  any  time
      while the Preferred Stock is outstanding the Company in any manner issues or sells any Convertible Securities (other than the Underlying Shares or shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan or shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in Schedule 2.1(c) of the Purchase Agreement or shares of Common Stock issued or deemed to have been issued as consideration for an acquisition (including earn-out payments funded with Common Stock) by the Company of a division, assets or business (or stock constituting any portion thereof) from another Person) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than $1.50 per share, then the Conversion Price shall be reduced to an amount equal to the price per share for which the Common Stock is issuable upon the conversion or exchange of such Convertible Securities. No adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                (C) Change in Option Price or Rate of Conversion. If there is a change at any time in (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, then immediately after such change in option price or rate of conversion the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold;
      provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                (D)  Effect on  Conversion  Price  of Certain  Events.    For
      purposes of  determining  the  adjusted  Conversion  Price  under  this
      Section 7(h)(i), the following shall be applicable:

                     (I) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Average Per Share Market Value immediately preceding the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holders of a majority of the aggregate number of shares of Preferred Stock then outstanding. If such parties are unable to reach agreement within twenty (20) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within four (4) days of the twentieth (20th) day following the Valuation Event by an Appraiser selected in good faith by the Company, and agreed upon in good faith by the registered owners of a majority of the shares of Preferred Stock then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                     (II) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.01.

                     (III) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                     (IV) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                     (V) Certain Events. If any event occurs of the type contemplated by the provisions of Section 7(h)(i) (subject to the exceptions stated therein) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders or assigns; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7(h).

           (i)  Increase  in  Conversion  Price.    In  no  event  shall  any
 provision in this Section 7 cause the Conversion Price to be greater than the Conversion Price on the Original Issue Date.

      8. Major Announcement. If the Company (i) makes a public announcement that it intends to enter into a Change of Control Transaction or (ii) any person, group or entity (including the Company, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert shares of Preferred Stock on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lesser of (A) the Conversion Price in effect on the Trading Day immediately preceding the Announcement Date for such Preferred Stock and (B) the Conversion Price on such Conversion Date. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative, in which case the Conversion Price shall revert back to the Conversion Price in effect on the Trading Day immediately preceding the Announcement Date.

      9.   Mandatory Redemption.

           (a) All outstanding and unconverted shares of Preferred Stock on June 30, 2004 (the "Redemption Date") shall be, at the Holders' option, converted pursuant to Section 5 or redeemed by the Company pursuant to this
 Section 9, from funds legally available therefor at a price per share equal to the product of (i) the Average Per Share Market Value immediately preceding (1) the Redemption Date or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the Redemption Date. Thereafter, all shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated preferred stock. The entire redemption price shall be paid in cash.

           (b)  If any  portion  of  the applicable  redemption  price  under
 Section 9(a) shall not be paid by the Company within seven (7) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven (7) calendar days after the date due, the Holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Conversion Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the Holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within five (5) Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option
 (ii) above, the Company shall promptly, and in any event not later than five
 (5) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

      10. Allocations of Reserved Amount. The Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Preferred Stock shall be allocated to the remaining Holders, pro rata, based on the number of shares of Preferred Stock then held by such Holders.

      11. Definitions.   For the purposes hereof, the  following terms  shall
 have the following meanings:

      "Approved Stock Plan" shall mean any contract, plan or agreement which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director or consultant.

      "Average Per Share Market Value" means, on any date, the average of the Per Share Market Value for the five Trading Days immediately preceding such date.

      "Business Day" shall mean any day except Saturday, Sunday or any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

      "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Section 13(d)(3) of the Exchange Act), of in excess of 33% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof, or their duly elected successors who are directors immediately prior to such transaction, in one or a series of related transactions, (iii) the merger of the Company with or into another entity, (iv) the consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in
 (i), (ii), (iii), (iv) or (v).

      "Closing Date" means the date of the closing of the purchase and sale of the Preferred Stock.

      "Commission"  means   the  United   States  Securities   and   Exchange
 Commission, or any successor to such agency.

      "Common Stock" means the Company's common stock, $.80 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

      "Conversion Price" shall have the meaning set forth in Section 5(d).

      "Conversion Ratio" means, at any time, a fraction, the numerator of which is the Liquidation Value and the denominator of which is the Conversion Price at such time.

      "Junior Securities" means the Common Stock and all other equity securities of the Company.

      "Nasdaq" means the National Association of Securities Dealers Automated Quotation System.

      "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

      "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date (as reported by Bloomberg Information Services, Inc., or any successor reporting service) on Nasdaq or, if the Common Stock is not then quoted on Nasdaq, any Subsequent Market on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not then listed on Nasdaq or any Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select in good faith an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

      "Person"  means   a  corporation,   an  association,   a   partnership,
 organization,  a  business,  an   individual,  a  government  or   political
 subdivision thereof or a governmental agency.

      "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holders of the Preferred Stock.

      "Registration  Rights   Agreement"   means  the   Registration   Rights
 Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders.

      "Subsequent Market" means the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market.

      "Trading Day" means (a) a day on which the Common Stock is traded on Nasdaq or, if the Common Stock is not then designated on Nasdaq, on such Subsequent Market on which the Common Stock is then listed or quoted, or (b) if the Common Stock is not listed on Nasdaq or a Subsequent Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any Business Day.

      "Underlying Shares" means the number of shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof and the Purchase Agreement.

      12. Notices. Except as otherwise provided in the event of conversion of shares of Preferred Stock, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received) telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 8:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to the parties or their representatives at the addresses given below:

         To the Company:  uniView Technologies Corp.
                          17300 North Dallas Parkway, Suite 2050
                          Dallas, TX 75248
                          Attn: Mr.  Patrick A. Custer, Chairman/CEO
                          Phone: (972) 233-0900
                          Fax: (972) 248-3060

         With Copies to:  uniView Technologies Corp.
                          17300 North Dallas Parkway, Suite 2050
                          Dallas, TX 75248
                          Attn: Mr.  Billy J.  Robinson, General Counsel
                          Phone: (972) 233-0900
                          Fax: (972) 248-3525

         To the Holders:  Brown Simpson Partners I, Ltd.
                          152 West 57th Street, 21st Floor
                          New York, New York 10019
                          Attn: Peter D. Greene
                          Phone: (212) 247-8200
                          Fax: (212) 817-5391


 or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

      13. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company (including any bond the Company's transfer agent requires the Holders to post) of the loss, theft, destruction or mutilation of any stock certificates representing Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series C Stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Stock into Common Stock.

      14. Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this
 Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. The Company further covenants that it will not take any action which might materially and adversely affect the rights of the Holders of Preferred Stock. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

      15. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and the Purchaser (as defined in this Purchase Agreement) and shall not be construed against any person as the drafter hereof.

      16. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      17. Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

      18. Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon conversion of the Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      19. Shares Owned by Company Deemed Not Outstanding. In determining whether the holders of the outstanding shares of Preferred Stock have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Preferred Stock which are owned by the Company or any other obligor on the warrants or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on such shares shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any Preferred Stock owned by the Purchaser (as defined in the Purchase Agreement) shall be deemed outstanding for purposes of making such a determination. Preferred Stock so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Company the pledgee's right so to act with respect to such warrants and that the pledgee is not the Company or any other obligor upon the securities or any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the preferred stock.

      20. Compliance with Governmental Requirements. The Company covenants that if any shares of Common Stock required to be reserved for purposes of conversion of Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or state law, or any national securities exchange, before such shares may be issued upon conversion, the Company will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

      21. Modification of Certificate of Designation. This Certificate of Designation may be modified without prior notice to any Holder upon the written consent of the Company and the Holders of more than 75% of the shares of Preferred Stock then outstanding. The Holders of more than 75% of the shares of Preferred Stock then outstanding may waive compliance by the Company with any provision of this Certificate of Designation without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (1) reduce the number of shares of Preferred Stock whose Holders must consent to an amendment, supplement or waiver, or (2) make any shares of Preferred Stock payable in money or property other than as stated in the Certificate of Designation.

      22.  Effect  of  Headings.    The  section  headings  herein  are   for
 convenience only and shall not affect the construction hereof.

                                     EXHIBIT A

                             NOTICE OF CONVERSION
                          AT THE ELECTION OF HOLDER

 (To be Executed by the Registered
 Holder in order to Convert shares
 of Series C Preferred Stock)

      The undersigned hereby elects to convert the number of shares of Series 2002-G Convertible Preferred Stock indicated below, into shares of common stock, par value $.80 per share (the "Common Stock"), of uniView Technologies Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

 Conversion calculations:
                            ____________________________________________
                            Date to Effect Conversion

                            ____________________________________________
                            Number of shares of Series 2002-G Preferred Stock to be Converted

                            ____________________________________________
                            Number of shares of Common Stock to be Issued

                            ____________________________________________
                            Applicable Conversion Price

                            ____________________________________________
                            Signature

                            ____________________________________________
                            Name

                            ____________________________________________
                            Address